
                              EXHIBIT 12
                  CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES
                   AND EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                 For the twelve months ended June 30, 1994
                              (Unaudited)



                                                              (In thousands,
                                                               except ratios)
                                                               -------------
Earnings                                                        $ 43,598
Income taxes                                                      21,248
                                                                ---------
    Earnings from continuing operations before income taxes       64,846
                                                                ---------

Fixed charges
  Interest, long-term debt                                        23,013
  Interest, other (including interest on short-term debt)          2,357
  Amortization of debt expense, premium, net                       1,270
  Portion of rentals representative of an interest factor            472
                                                                ---------
    Total fixed charges                                           27,112
                                                                ---------

    Earnings from continuing operations before
      income taxes and fixed charges                           $  91,958
                                                                ---------
    Ratio of earnings to fixed charges                              3.39x
                                                                ---------


Fixed charges from above                                       $  27,112
Preferred stock dividends*                                         3,001
                                                                ---------
  Total fixed charges and preferred stock dividends            $  30,113
                                                                ---------

  Ratio of earnings to combined fixed charges and
    preferred stock dividends                                       3.05x




* Preferred stock dividends multiplied by the ratio of pretax income to net income.
